Exhibit 11.2
Insider Trading Rules (AerCap Business Partners)

OBJECTIVE
The Insider Trading Rules (AerCap Business Partners) are part of AerCap’s Insider Trading Rules as adopted by the Board of Directors of AerCap Holdings N.V. The rules contained herein supplement the AerCap Insider Trading Rules. The Insider Trading Rules (AerCap Business Partners) provide rules with respect to the trade in securities of AerCap’s Business Partners (see Definitions section) by AerCap employees, directors and other persons with potential access to material inside information concerning AerCap’s Business Partners.

BACKGROUND RISKS
Trading in securities of our Business Partners by AerCap employees or directors with access to material inside information concerning the Business Partners may be illegal and to the detriment of other holders of securities of our Business Partners. It exposes AerCap to legal liability, reputational damage as well as loss of investor confidence.

POLICY
AerCap is committed to fair trading of securities of its Business Partners in compliance with applicable law and regulations. AerCap is also committed to prevent the appearance of insider trading. Hence, AerCap does not allow any trading in securities of AerCap’s Business Partners by its employees or directors. AerCap is committed to the development of controls that will aid in the prevention and detection of trading by AerCap employees and directors in securities of AerCap’s Business Partners. Non-compliance with these Insider Trading Rules (AerCap Business Partners) may lead to disciplinary action, including dismissal.

In these Insider Trading Rules (AerCap Business Partners) all terms and expressions have the meaning as defined in the AerCap Insider Trading Rules, including but not limited to the terms “AerCap”, “Employee”, “Insider”, “Inside Information”, “Trading Activity” and “Financial Instruments”. The term “Business Partners” has the meaning as defined in the Definitions section.

PROCEDURES

Insider Trading Rules (AerCap Business Partners)

SCOPE

Article 1 Scope
A.Each Trading Activity in respect of Financial Instruments of AerCap’s Business Partners by any Insider is subject to these Insider Trading Rules (AerCap Business Partners).
B.These Insider Trading Rules (AerCap Business Partners) shall continue to apply to Insiders for three (3) months after the end of the employment relationship with AerCap. It should be noted that any Trading Activity with Inside Information after this three months period is still prohibited by applicable laws and regulations.
C.These Insider Trading Rules (AerCap Business Partners) do not apply to the extent they are in conflict with any mandatory provision of applicable law.

Exhibit 11.2
PROHIBITED TRADING

Article 2 Prohibition against trading in securities of AerCap’s business partners
A.Any Insider is prohibited from carrying out any Trading Activity in respect of Financial Instruments of AerCap’s Business Partners.
B.Any Insider who possesses Inside Information concerning AerCap’s Business Partners is prohibited from inducing others to carry out Trading Activities in respect of Financial Instruments of AerCap’s Business Partners (tipping).
C.Any Insider who possesses Inside Information concerning AerCap’s Business Partners is prohibited from passing on Inside Information to others, except if strictly necessary in the normal exercise of the profession of the Insider.

EXCEPTIONS TO PROHIBITED TRADING

Article 3 Exceptions to the prohibition against trading in securities of AerCap’s business partners

The following exceptions apply to the prohibitions as set out in Article 2:

(i) Where an investment fund or similar fund trades in the securities of a Business Partner and the Insider who has invested in the fund is unaware of the activities of the fund or has no influence over the trading decisions of the fund;

(ii) An Insider who has a position in the securities of a Business Partner prior to the date of adoption of this policy may trade out of the position in those securities (subsequent to the adoption of this policy) provided that such trading is compliant with all applicable laws and not on the basis of material inside information and subject to pre-approval by the Chief Compliance Officer; and

(iii) Purchases of securities under a Business Partner’s dividend reinvestment plan resulting from a reinvestment of dividends paid on a Business Partner’s stock. These Insider Trading Rules (Business Partners) do apply, however, to an election to participate or to no longer participate in a Business Partner’s dividend reinvestment plan and to the sale of any Business Partner’s securities purchased pursuant to the dividend reinvestment plan.

Exhibit 11.2

DEFINITIONS

Business Partners

(i) Aircraft manufacturers;

(ii) Aircraft and engine lessors;

(iii) Aircraft and engine maintenance companies; and

(iv) Airlines.

REQUIRED FORMS AND INSTRUMENTS
None

APPLICABLE
Mandatory to all staff